UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 18, 2017

MYERS INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Ohio	1-8524	34-0778636
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1293 South Main Street, Akron, OH		44301
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, including area code (330) 253-5592

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.01	Completion of Acquisition or Disposition of Assets.

On December 18, 2017, Myers Industries, Inc. (“Company”), collectively with its wholly owned subsidiary, Myers Holdings Brasil, Ltda. (“Holdings”), completed the sale of its subsidiaries, Myers do Brasil Embalagens Plasticas Ltda. and Plasticos Novel do Nordeste Ltda. (collectively, the “Brazil Business”), to Novel Holdings – Eireli (“Buyer”), an entity controlled by a current member of the Brazil Business’ management team. The divestiture of the Brazil Business will allow the Company to focus resources on its core businesses and additional growth opportunities. The Brazil Business designs and manufactures reusable plastic shipping containers, plastic pallets, crates and totes used for closed-loop shipping and storage in Brazil’s automotive, distribution, food, beverage and agriculture industries. The sale of the Brazil Business included manufacturing facilities and offices located in Lauro de Freitas City, Bahia, Brazil; Ibipora, Parana, Brazil; and Jaguarinuna, Brazil.

Pursuant to the terms of the Quota Purchase Agreement by and among the Company, Holdings, Buyer and Gabriel Alonso Neto (the “Purchase Agreement”), Buyer will pay a purchase price of one U.S. Dollar to the Company and Buyer will assume all liabilities and obligations of the Brazil Business, whether arising prior to or after the closing of the transaction. There are no additional amounts due, or to be settled, under the terms of the Purchase Agreement with the Buyer. The Company has also agreed to be the guarantor under a factoring arrangement between with the Buyer and Banco Alfa de Investimento S.A. until December 31, 2019, in the event the Buyer is unable to meet its obligations under this arrangement.

The Purchase Agreement which is governed by Delaware law, contains limited representations and warranties, and customary covenants for a transaction of this nature.

As a result of the disposition, the results of operations of the Brazil Business for all periods prior to the sale will be presented as discontinued operations in the Consolidated Statements of Operations, which will be included in the financial statements to be filed in the Annual Report on Form 10-K for the year ended December 31, 2017. The Company expects to record a pre-tax loss on the sale during the fourth quarter of 2017 of approximately $35 million; however, the Company also expects to realize a tax benefit of approximately $15 million generated as a result of a worthless stock deduction for the Brazil Business that the Company will claim on its U.S. tax returns. Although management believes that the worthless stock deduction is valid, there can be no assurance that the IRS will not challenge it and, if challenged, that the Company will prevail. The loss on sale will be included in income (loss) from discontinued operations in the Consolidated Statements of Operations.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference. A copy of the press release announcing the transaction is attached hereto as Exhibit 99.2.

Item 9.01	Financial Statements and Exhibits.

(b)    Pro forma financial statements

The unaudited pro forma consolidated statement of financial position as of September 30, 2017, and the unaudited pro forma consolidated statements of operations for the nine months ended September 30, 2017 and for the years ended December 31, 2016, 2015 and 2014, are included as Exhibit 99.1 to this report and are incorporated into this Item 9.01 by reference.

(d)     Exhibits

The following exhibits are filed with this Form 8-K:

Exhibit No.	Description

2.1	Quota Purchase Agreement by and among Myers Industries, Inc., Myers Holdings Brasil Ltda., Novel Holdings – Eireli, and Gabriel Alonso Neto dated as of December 18, 2017

99.1	Unaudited Pro Forma Consolidated Financial Statements of Myers Industries, Inc.

99.2	Press Release Dated December 20, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Myers Industries, Inc.
(Registrant)

Dated: December 20, 2017	By :	/s/ Matteo Anversa
Matteo Anversa
Executive Vice President, Chief Financial Officer and Corporate Secretary